SOFI TECHNOLOGIES, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS
Record GAAP and Adjusted Net Revenue for Fourth Quarter and Full Year 2022
Fourth Quarter $457 Million GAAP Net Revenue Up 60% Year-over-Year; $443 Million Adjusted Net Revenue Up 58% Year-over-Year
Record Fourth Quarter Adjusted EBITDA of $70 Million Up 15.3x Year-over-Year and Up 58% Sequentially
Fourth Quarter $40 Million GAAP Net Loss Improved 64% Year-over-Year
Quarterly New Member Adds of Nearly 480,000; Total Members Up 51% Year-over-Year to Over 5.2 Million
Quarterly New Product Adds of Over 695,000; Total Products Up 53% Year-over-Year to Nearly 7.9 Million
Management Announces 2023 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – January 30, 2023 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its fourth quarter and fiscal year ended December 31, 2022.
“We finished a remarkable year with another quarter of record financial results and continued strength in member and product adds, as well as cross-buy momentum. We generated our seventh consecutive quarter of record adjusted net revenue, which was up 58% year-over-year for the quarter and surpassed $1.5 billion for the full year, up 52% versus 2021. We also generated record adjusted EBITDA in the fourth quarter, finishing the year with over $143 million in 2022, nearly five times the total adjusted EBITDA compared to full year 2021. This strength carried through to the bottom line, resulting in an incremental GAAP net income margin of 42% for the fourth quarter and 28% for the full year,” said Anthony Noto, CEO of SoFi Technologies, Inc. “Record revenue across all three of our business segments — Lending, Technology Platform and Financial Services — drove our record fourth quarter adjusted net revenue of $443 million and record fourth quarter adjusted EBITDA of $70 million. Our continued strong growth and significant improvement in GAAP net income margin position us very well in 2023 for another year of significant revenue and EBITDA growth and for reaching GAAP net income profitability in the fourth quarter.”
Consolidated Results Summary

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
($ in thousands)	2022	2021		2022	2021
Consolidated – GAAP
Total net revenue	$456,679	$285,608	60%	$1,573,535	$984,872	60%
Net loss	(40,006)	(111,012)	(64)%	(320,407)	(483,937)	(34)%
Loss per share – basic and diluted	(0.05)	(0.15)	(67)%	(0.40)	(1.00)	(60)%

Consolidated – Non-GAAP
Adjusted net revenue(1)	$443,418	$279,876	58%	$1,540,492	$1,010,325	52%
Adjusted EBITDA(1)	70,060	4,593	n/m	143,346	30,221	374%
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(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Noto continued: “Our strong momentum in member and product adds, and the momentum in products added from cross-buy, reflects the benefits of our broad product suite and Financial Services Productivity Loop (FSPL) strategy. We added nearly 480,000 new members in the quarter, and ended with over 5.2 million total members, up 51%

year-over-year. We also added over 695,000 new products in the quarter, and ended with nearly 7.9 million total products, a 53% annual increase.”
Noto concluded: “Total deposits at SoFi Bank grew 46% sequentially during the fourth quarter to $7.3 billion at year-end, and 88% of SoFi Money deposits (inclusive of Checking and Savings and SoFi Money cash management accounts) are from direct deposit members. We continued to see nearly half of newly funded SoFi Money accounts set up direct deposit by day 30, and average spend in the fourth quarter rose 25% versus the third quarter.

As a result of this growth in high quality deposits, we are benefiting from a lower cost of funding for our loans. Our deposit funding also increases our flexibility to capture additional net interest margin (NIM) and optimize returns, a critical advantage in light of notable macroeconomic uncertainty. In its third full quarter of operations, SoFi Bank, generated approximately $30 million of positive GAAP net income at an 11% margin."

Consolidated Results
Fourth quarter and full-year 2022 total GAAP net revenue of $456.7 million and $1.6 billion, respectively, increased 60% in each period relative to the corresponding prior-year periods of $285.6 million and $984.9 million. Fourth quarter and full-year 2022 adjusted net revenue of $443.4 million and $1.5 billion, was up 58% and 52%, respectively, from the corresponding prior-year periods of $279.9 million and $1.0 billion, respectively. Record revenue in all three of SoFi's business segments — Lending, Technology Platform and Financial Services — drove the robust year-over-year growth.
SoFi recorded a GAAP net loss of $40.0 million for the fourth quarter and $320.4 million for full-year 2022, marking significant improvements from the corresponding prior-year period net losses of $111.0 million and $483.9 million, respectively. Fourth quarter record adjusted EBITDA of $70.1 million increased 58% sequentially, culminating in full-year positive adjusted EBITDA of $143.3 million. Fourth quarter 2022 adjusted EBITDA was largely equivalent to fourth quarter share-based compensation expense, resulting in tangible book value growth for the second consecutive quarter.
Member and Product Growth

SoFi achieved strong year-over-year growth in both members and products for the fourth quarter and full-year 2022. New member additions of nearly 480,000 in the quarter brought total members to 5.2 million by year end, up nearly 51% from the prior year end and the company's second highest quarter of new member adds.

New product additions of over 695,000 in the fourth quarter brought total products to nearly 7.9 million at year end, up 53% from 5.2 million at the prior year end.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 5 in the “Financial Tables” herein.
(1)Includes intercompany accounts on the Galileo platform-as-a-service to better align with the presentation of Technology Platform segment revenue.
In the Financial Services segment, total products increased by 60% year over year, to 6.6 million from 4.1 million in the fourth quarter of 2021. SoFi Money (inclusive of Checking and Savings and SoFi Money cash management accounts) grew 53% year-over-year to 2.2 million products, SoFi Invest grew 35% year over year to 2.2 million products, and SoFi Relay grew 107% year over year to 1.9 million products.
Lending products rose 24% year over year, driven primarily by continued demand for personal loans.
Technology Platform enabled accounts increased by 31% year over year to 130.7 million, due to both diverse new client additions and growth among existing clients.
Lending Segment Results

Lending segment GAAP and adjusted net revenues were $328.2 million and $314.9 million, respectively, for the fourth quarter of 2022, up 54% and 51%, respectively, and were each $1.1 billion for the full-year 2022, up 54% and 45%, respectively.
Fourth quarter growth in net interest income was driven by a year-over-year increase in both average interest-earning assets and average yields, slightly offset by an increase in the cost of interest bearing liabilities. This resulted in an average net interest margin of 5.92% for the quarter, up 1.39% year-over-year. Fourth quarter net interest income of $184 million exceeded noninterest income of $145 million for the first time in the company’s history, and exceeded directly attributable Lending expenses for the third consecutive quarter.

Noninterest income was relatively flat year over year as increased personal loan originations at higher weighted average coupons were largely offset by lower student loan and home loan originations. Personal loan originations in the fourth quarter grew 50% year over year to $2.5 billion, while student loan originations were down 72% and home loan originations were down 84% year over year, as a result of macroeconomic headwinds and a continued transition of home loan fulfillment partners.

Lending segment fourth quarter and full-year 2022 contribution profit of $208.8 million and $664.0 million increased 99% and 66%, respectively, from $105.1 million and $399.6 million in the corresponding prior-year periods. Contribution margin using Lending adjusted net revenue for the fourth quarter and full-year 2022 increased to 66% from 51% and to 60% from 52%, respectively, compared to the corresponding prior-year periods. For the full year 2022, net interest income covered all Lending directly attributable expenses for the first time.

Lending – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net interest income	$183,607	$77,246	138%	$531,480	$258,102	106%
Noninterest income	144,584	136,518	6%	608,511	480,221	27%
Total net revenue – Lending	328,191	213,764	54%	1,139,991	738,323	54%
Servicing rights – change in valuation inputs or assumptions	(12,791)	(9,273)	38%	(39,651)	2,651	n/m
Residual interests classified as debt – change in valuation inputs or assumptions	(470)	3,541	n/m	6,608	22,802	(71)%
Directly attributable expenses	(106,131)	(102,967)	3%	(442,945)	(364,169)	22%
Contribution Profit	$208,799	$105,065	99%	$664,003	$399,607	66%

Adjusted net revenue – Lending(1)	$314,930	$208,032	51%	$1,106,948	$763,776	45%
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(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Fourth quarter Lending segment total origination volume decreased 21% year-over-year, as continued strong demand for personal loans was more than offset by lower student loan and home loan originations.

Personal loan originations of nearly $2.5 billion in the fourth quarter of 2022 were up nearly $820 million, or 50%, year-over-year. Full year personal loan originations of $9.8 billion were up 81% from 2021. This strong performance was aided by years of investment in technology to automate and accelerate the application-to-approval process for qualified borrowers and frequent testing of risk controls and underwriting models to maintain our high standard of credit quality. Fourth quarter student loan volume of approximately $406 million was down more than 50% from the average pre-pandemic volume as the moratorium on student loan payments continues to weigh on the business.

Lending – Originations and Average Balances
	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2022	2021		2022	2021
Origination volume ($ in thousands, during period)
Personal loans	$2,466,094	$1,646,289	50%	$9,773,706	$5,386,934	81%
Student loans	405,789	1,461,405	(72)%	2,245,499	4,293,526	(48)%
Home loans	105,501	657,304	(84)%	966,177	2,978,222	(68)%
Total	$2,977,384	$3,764,998	(21)%	$12,985,382	$12,658,682	3%

Average loan balance ($, as of period end)(1)
Personal loans	$24,917	$22,820	9%
Student loans	46,585	50,549	(8)%
Home loans	285,152	286,991	(1)%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on the balance sheet and transferred loans with which SoFi has a continuing involvement through its servicing agreements.

	December 31,
Lending – Products	2022	2021	% Change
Personal loans	837,462	610,348	37%
Student loans	477,132	445,569	7%
Home loans	26,003	23,035	13%
Total lending products	1,340,597	1,078,952	24%
Technology Platform Segment Results
Technology Platform segment net revenue of $85.7 million for the fourth quarter of 2022 and $315.1 million for the full year increased 61% and 62% from the comparable prior year periods, or 13% and 24% growth, respectively, excluding Technisys. Contribution profit of $16.9 million for the fourth quarter of 2022 and $76.5 million for the full year declined 16% and increased 19% from the comparable prior year periods, for a margin of 20% and 24%, respectively. Excluding Technisys, contribution margin was 24% in the fourth quarter of 2022 versus 38% for the same prior-year period.

Technology Platform – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Total net revenue – Technology Platform	$85,652	$53,299	61%	$315,133	$194,886	62%
Directly attributable expenses	(68,771)	(33,291)	107%	(238,620)	(130,439)	83%
Contribution Profit	$16,881	$20,008	(16)%	$76,513	$64,447	19%
Technology Platform total enabled client accounts increased 31% year over year, to 130.7 million at December 31, 2022 from 99.7 million at December 31, 2021, as a result of new client acquisition and growth at existing clients.

	December 31,
Technology Platform	2022	2021	% Change
Total accounts	130,704,351	99,660,657	31%

Financial Services Segment Results
Financial Services segment net revenue increased by 195% in the fourth quarter of 2022 to $64.8 million from the prior year period's total of $22.0 million, and by 189% for the full year to $167.7 million in 2022 from $58.1 million in the prior year.
The Financial Services segment contribution loss of $43.6 million for the fourth quarter and $199.4 million for the full year of 2022 was $8.4 million and $64.5 million, respectively, larger than the corresponding prior-year losses, largely due to our credit card business, which launched in the second half of 2020 and for which we continue to build current expected credit loss (CECL) reserves. The absolute amount of reserves is expected to increase as the business continues to grow and scale. Management expects this segment to be contribution positive by the fourth quarter of 2023 even as the company continues investing aggressively in member and product acquisition.

Financial Services – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Total net revenue – Financial Services	$64,817	$21,956	195%	$167,676	$58,078	189%
Directly attributable expenses	(108,405)	(57,145)	90%	(367,102)	(192,996)	90%
Contribution loss	$(43,588)	$(35,189)	24%	$(199,426)	$(134,918)	48%

By continuously innovating for members with new and relevant offerings, features and rewards, SoFi grew total Financial Services products by approximately 635,000 in the fourth quarter of 2022, bringing the total to approximately 6.6 million at year end. In the fourth quarter, SoFi Money added approximately 193,000 products, SoFi Invest products increased by approximately 91,000 and Relay products increased by approximately 322,000.

Upon securing a bank charter in the first quarter of 2022, SoFi launched a new Checking and Savings offering, which today has an APY of up to 3.75%, no minimum balance requirement, a host of free features and a unique rewards program. Total deposits grew 46% during the fourth quarter to $7.3 billion at quarter-end, and 88% of SoFi Money deposits (inclusive of Checking and Savings and SoFi Money cash management accounts) are from direct deposit members. Approximately half of newly funded SoFi Money accounts are setting up direct deposit by day 30, and this has had a significant impact on debit spending.

	December 31,
Financial Services – Products	2022	2021	% Change
SoFi Money(1)	2,195,402	1,436,955	53%
Invest	2,158,864	1,595,143	35%
Credit Card	171,425	91,216	88%
Referred loans	40,980	7,659	435%
Relay	1,921,986	930,181	107%
At Work	65,382	33,091	98%
Total financial services products	6,554,039	4,094,245	60%
___________________
(1)This product category includes Checking and Savings accounts held at SoFi Bank, which began operating in the first quarter of 2022, and cash management accounts.
Guidance and Outlook
Management expects to generate $430 to $440 million of adjusted net revenue in the first quarter of 2023, up 34% to 37% year-over-year, and $40 to $45 million of adjusted EBITDA.

For the full year 2023, management expects adjusted net revenue of $1.925 to $2.0 billion, up 25% to 30%, and full-year adjusted EBITDA of $260 to $280 million. Management expects to reach quarterly GAAP Net Income profitability by Q4 2023, with GAAP Net Income incremental margins for the full year of 20%.

Management will further address first quarter and full-year 2023 guidance on the quarterly earnings conference call.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter and full year financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the first quarter of 2023 and full year adjusted net revenue and adjusted EBITDA, our expectations regarding the profitability of the Financial Services segment, our expectations regarding our ability to continue to grow our business, improve our financials and increase our member, product and total accounts count, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “continue”, “expect”, “may”, “strategy”, “might”, “plan”, “would”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and uncertainties related to macroeconomic factors such as rising and fluctuating inflation and interest rates and any resurgence of the COVID-19 pandemic; (ii) our ability to achieve profitability and continued growth across our three businesses in the future, as well as our ability to achieve net income profitability in the fourth quarter of 2023; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment, including any further extension of the student loan payment moratorium or loan forgiveness, and our expectations regarding the return to pre-pandemic student loan demand levels; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits; (v) our ability to respond and adapt to changing market and economic conditions, including recessionary pressures, inflationary pressures and interest rates; (vi) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vii) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (viii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital on acceptable terms or at all, including debt financing and other sources of capital to finance operations and growth; (x) the success of our continued investments in our Financial Services segment and in our business generally; (xi) the success of our marketing efforts and our ability to expand our member base and increase our product adds; (xii) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our expectations with respect to our Technology Platform segment and our expected margins in that segment, including our ability to realize the benefits of the Technisys acquisition; and (xviii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act.

These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi's mission is to help our members achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our over 5 million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact
Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
1. Consolidated Statements of Operations
2. Reconciliation of GAAP to Non-GAAP Financial Measures
3. Consolidated Balance Sheets
4. Consolidated Statements of Cash Flows
5. Company Metrics
6. Segment Financials

Table 1

SoFi Technologies, Inc.
Consolidated Statements of Operations
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Interest income
Loans	$297,824	$91,119	$749,071	$337,862
Securitizations	2,475	2,849	10,433	14,109
Other	7,109	815	13,867	3,049
Total interest income	307,408	94,783	773,371	355,020
Interest expense
Securitizations and warehouses	50,969	15,067	110,127	90,485
Deposits	40,670	—	59,793	—
Corporate borrowings	7,069	2,593	18,438	10,345
Other	116	546	917	1,946
Total interest expense	98,824	18,206	189,275	102,776
Net interest income	208,584	76,577	584,096	252,244
Noninterest income
Loan origination and sales	139,588	135,415	605,403	497,626
Securitizations	(8,241)	(8,249)	(40,031)	(14,862)
Servicing	13,544	9,594	43,547	(2,281)
Technology products and solutions	81,339	51,287	304,901	191,847
Other	21,865	20,984	75,619	60,298
Total noninterest income	248,095	209,031	989,439	732,628
Total net revenue	456,679	285,608	1,573,535	984,872
Noninterest expense
Technology and product development	113,281	66,316	405,257	276,087
Sales and marketing	173,702	129,705	617,823	426,875
Cost of operations	80,615	69,195	313,226	256,980
General and administrative	113,085	125,160	501,618	498,534
Provision for credit losses	14,945	4,686	54,332	7,573
Total noninterest expense	495,628	395,062	1,892,256	1,466,049
Loss before income taxes	(38,949)	(109,454)	(318,721)	(481,177)
Income tax expense	(1,057)	(1,558)	(1,686)	(2,760)
Net loss	$(40,006)	$(111,012)	$(320,407)	$(483,937)

Loss per share
Loss per share – basic	$(0.05)	$(0.15)	$(0.40)	$(1.00)
Loss per share – diluted	$(0.05)	$(0.15)	$(0.40)	$(1.00)
Weighted average common stock outstanding – basic	922,936,519	814,507,200	900,886,113	526,730,261
Weighted average common stock outstanding – diluted	922,936,519	814,507,200	900,886,113	526,730,261

Table 2
Non-GAAP Financial Measures
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Total net revenue	$456,679	$285,608	$1,573,535	$984,872
Servicing rights – change in valuation inputs or assumptions(1)	(12,791)	(9,273)	(39,651)	2,651
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(470)	3,541	6,608	22,802
Adjusted net revenue	$443,418	$279,876	$1,540,492	$1,010,325

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Total net revenue – Lending	$328,191	$213,764	$1,139,991	$738,323
Servicing rights – change in valuation inputs or assumptions(1)	(12,791)	(9,273)	(39,651)	2,651
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(470)	3,541	6,608	22,802
Adjusted net revenue – Lending	$314,930	$208,032	$1,106,948	$763,776
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization variable interest entities (“VIEs”) by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.
Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are not direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vi) transaction-related expenses,

(vii) fair value changes in warrant liabilities, and (viii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions.
We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Net loss	$(40,006)	$(111,012)	$(320,407)	$(483,937)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	7,069	2,593	18,438	10,345
Income tax expense(2)	1,057	1,558	1,686	2,760
Depreciation and amortization(3)	42,353	26,527	151,360	101,568
Share-based expense	70,976	77,082	305,994	239,371
Transaction-related expense(4)	1,872	2,753	19,318	27,333
Fair value changes in warrant liabilities(5)	—	10,824	—	107,328
Servicing rights – change in valuation inputs or assumptions(6)	(12,791)	(9,273)	(39,651)	2,651
Residual interests classified as debt – change in valuation inputs or assumptions(7)	(470)	3,541	6,608	22,802
Total adjustments	110,066	115,605	463,753	514,158
Adjusted EBITDA	$70,060	$4,593	$143,346	$30,221
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense primarily included (i) interest on our revolving credit facility, (ii) the amortization of debt discount and debt issuance costs on our convertible notes, and (iii) for 2021, interest on the seller note issued in connection with our acquisition of Galileo. Revolving credit facility interest expense in 2022 increased due to higher interest rates relative to the prior year on identical outstanding debt.
(2)Our income tax expense position in 2022 was primarily attributable to tax expense at SoFi Lending Corp and SoFi Bank due to profitability in state jurisdictions where separate filings are required and recognition of expense from Technisys in certain Latin American countries where separate returns are filed. The expense was partially offset by deferred tax benefits from the amortization of intangible assets acquired in the Technisys merger. Our income tax expense position in 2021 was primarily attributable to SoFi Lending Corp.’s profitability in state jurisdictions where separate filings are required.
(3)Depreciation and amortization expense in 2022 increased compared to 2021 primarily in connection with our recent acquisitions and growth in our software balance, partially offset by the acceleration of core banking infrastructure amortization during the 2021 period.
(4)Transaction-related expenses in 2022 primarily included financial advisory and professional services costs associated with our acquisition of Technisys and an exploratory process. Transaction-related expenses in 2021 included the special payment to the holders of Series 1 Redeemable Preferred Stock in conjunction with the Business Combination and financial advisory and professional services costs associated with our then-pending acquisitions of Golden Pacific and Technisys.
(5)Our adjusted EBITDA measure excludes the non-cash fair value changes in warrants accounted for as liabilities, which were measured at fair value through earnings. The amount for a portion of 2021 related to changes in the fair value of Series H warrants issued by Social Finance in connection with certain redeemable preferred stock issuances. We did not measure the Series H warrants at fair value subsequent to May 28, 2021 in conjunction with the Business Combination, as they were reclassified into permanent equity. In addition, in conjunction with the Business Combination, SoFi Technologies assumed certain common stock warrants (“SoFi Technologies warrants”) that were accounted for as liabilities and measured at fair value on a recurring basis. The fair value of the SoFi Technologies warrants was based on the closing price of ticker SOFIW and, therefore, fluctuated based on market activity. The outstanding SoFi Technologies warrants were either exercised during the fourth quarter of 2021 or redeemed on December 6, 2021.
(6)     Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(7)     Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Table 3
SoFi Technologies, Inc.
Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$1,421,907	$494,711
Restricted cash and restricted cash equivalents	424,395	273,726
Investment securities (includes available-for-sale securities of $195,438 and $194,907 at fair value with associated amortized cost of $203,418 and $195,796 as of December 31, 2022 and 2021, respectively)	396,769	569,595
Loans held for sale, at fair value	13,557,074	5,952,972
Loans held for investment (less allowance for credit losses on loans at amortized cost of $40,788 and $7,037 as of December 31, 2022 and 2021, respectively)	307,957	115,912
Servicing rights	149,854	168,259
Equity method investments	—	19,739
Property, equipment and software	179,899	111,873
Goodwill	1,622,991	898,527
Intangible assets	432,360	284,579
Operating lease right-of-use assets	97,135	115,191
Other assets (less allowance for credit losses of $2,785 and $2,292 as of December 31, 2022 and 2021, respectively)	417,334	171,242
Total assets	$19,007,675	$9,176,326
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Noninterest-bearing deposits	$76,504	$—
Interest-bearing deposits	7,265,792	—
Total deposits	7,342,296	—
Accounts payable, accruals and other liabilities	516,215	298,164
Operating lease liabilities	117,758	138,794
Debt	5,485,882	3,947,983
Residual interests classified as debt	17,048	93,682
Total liabilities	13,479,199	4,478,623
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; 3,234,000 and 3,234,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 933,896,120 and 828,154,462 shares issued and outstanding as of December 31, 2022 and 2021, respectively	93	83
Additional paid-in capital	6,719,826	5,561,831
Accumulated other comprehensive loss	(8,296)	(1,471)
Accumulated deficit	(1,503,521)	(1,183,114)
Total permanent equity	5,208,102	4,377,329
Total liabilities, temporary equity and permanent equity	$19,007,675	$9,176,326

Table 4
SoFi Technologies, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2022	2021
Operating activities
Net loss	$(320,407)	$(483,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	305,994	239,011
Depreciation and amortization	151,360	101,568
Deferred debt issuance and discount expense	18,292	18,292
Provision for credit losses	54,332	7,573
Deferred income taxes	(6,651)	1,204
Fair value changes in residual interests classified as debt	6,608	22,802
Fair value changes in securitization investments	13,600	(6,538)
Fair value changes in warrant liabilities	—	107,328
Equity method investment earnings	—	261
Other	13,426	(12,467)
Changes in operating assets and liabilities:
Changes in loans held for sale, net	(7,463,474)	(1,308,329)
Servicing assets	18,405	(18,662)
Related party notes receivable interest income	—	1,399
Other assets	(56,861)	(10,700)
Accounts payable, accruals and other liabilities	10,332	(9,022)
Net cash used in operating activities	$(7,255,044)	$(1,350,217)
Investing activities
Purchases of property, equipment, software and intangible assets	$(103,733)	$(52,261)
Purchases of available-for-sale investments	(44,974)	(246,372)
Proceeds from sales of available-for-sale investments	23,497	52,742
Proceeds from maturities and paydowns of available-for-sale investments	15,240	4,799
Changes in loans held for investment, net	(173,728)	—
Proceeds from securitization investments	118,825	247,058
Proceeds from non-securitization investments	—	109,534
Purchases of non-securitization investments	—	(22,000)
Acquisition of businesses, net of cash acquired	58,540	—
Proceeds from repayment of related party notes receivable	—	16,693
Net cash (used in) provided by investing activities	$(106,333)	$110,193

SoFi Technologies, Inc.
Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Year Ended December 31,
	2022	2021
Financing activities
Proceeds from debt issuances	$11,167,685	$9,521,314
Repayment of debt	(9,825,602)	(10,429,176)
Payment of debt issuance costs	(8,287)	(9,465)
Net change in deposits	7,152,161	—
Taxes paid related to net share settlement of share-based awards	(8,983)	(42,644)
Proceeds from stock option exercises	2,610	25,154
Payment of redeemable preferred stock dividends	(40,425)	(40,426)
Finance lease principal payments	(488)	(516)
Purchases of common stock	—	(526)
Redemptions of redeemable common and preferred stock	—	(282,859)
Proceeds from Business Combination and PIPE Investment	—	1,989,851
Payment of costs directly attributable to the issuance of common stock in connection with Business Combination and PIPE Investment	—	(26,951)
Proceeds from warrant exercises	—	95,047
Purchase of capped calls	—	(113,760)
Payment of deferred equity costs	—	(56)
Net cash provided by financing activities	$8,438,671	$684,987
Effect of exchange rates on cash and cash equivalents	571	46
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	1,077,865	(554,991)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	768,437	1,323,428
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,846,302	$768,437

Table 5
Company Metrics

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Members	5,222,533	4,742,673	4,318,705	3,868,334	3,460,298	2,937,379	2,560,492	2,281,092
Total Products	7,894,636	7,199,298	6,564,174	5,862,137	5,173,197	4,267,665	3,667,121	3,184,554
Total Products — Lending segment	1,340,597	1,280,493	1,202,027	1,138,566	1,078,952	1,030,882	981,440	945,227
Total Products — Financial Services segment	6,554,039	5,918,805	5,362,147	4,723,571	4,094,245	3,236,783	2,685,681	2,239,327
Total Accounts — Technology Platform segment(1)	130,704,351	124,332,810	116,570,038	109,687,014	99,660,657	88,811,022	78,902,156	69,572,680
___________________
(1)Beginning in the fourth quarter of 2021, the Company included intercompany accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 were determined to be immaterial, and as such were not recast.

Members
We refer to our customers as “members”. We define a member as someone who has had a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our certified financial planners, our career advice services, our member events, our content, educational material, news, tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they violate our terms of service. We adjust our total number of members in the event a member is removed in accordance with our terms of service. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, additional grounds for removing members from our total member count could occur. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count in any one period may not yet reflect such adjustments.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. In our Financial Services segment, total products refers to the number of SoFi Money accounts (presented inclusive of cash management accounts and Checking and Savings accounts held at SoFi Bank), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. Our members can select any one or combination of the three types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. Beginning in the fourth quarter of 2021, we included intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue, which includes intercompany revenue. We recast the accounts in the fourth quarters of 2021, but did not recast the accounts for the earlier quarters in 2021, as the impact was determined to be immaterial. Total accounts is a primary indicator of the accounts dependent upon Galileo’s technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials

	Quarter Ended
($ in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Lending
Net interest income	$183,607	$139,516	$114,003	$94,354	$77,246	$72,257	$56,822	$51,777
Total noninterest income	144,584	162,178	143,114	158,635	136,518	138,034	109,469	96,200
Total net revenue	328,191	301,694	257,117	252,989	213,764	210,291	166,291	147,977
Adjusted net revenue(1)	314,930	296,965	250,681	244,372	208,032	215,475	172,232	168,037
Contribution profit	208,799	180,562	141,991	132,651	105,065	117,668	89,188	87,686
Technology Platform
Net interest income (expense)	$—	$—	$—	$—	$—	$39	$(32)	$(36)
Total noninterest income	85,652	84,777	83,899	60,805	53,299	50,186	45,329	46,101
Total net revenue(2)	85,652	84,777	83,899	60,805	53,299	50,225	45,297	46,065
Contribution profit	16,881	19,536	21,841	18,255	20,008	15,741	13,013	15,685
Financial Services
Net interest income	$45,609	$28,158	$12,925	$5,882	$1,785	$1,209	$542	$229
Total noninterest income	19,208	20,795	17,438	17,661	20,171	11,411	16,497	6,234
Total net revenue	64,817	48,953	30,363	23,543	21,956	12,620	17,039	6,463
Contribution loss(2)	(43,588)	(52,623)	(53,700)	(49,515)	(35,189)	(39,465)	(24,745)	(35,519)
Corporate/Other
Net interest expense	$(20,632)	$(9,824)	$(4,199)	$(5,303)	$(2,454)	$(1,130)	$(1,320)	$(4,690)
Total noninterest income (loss)	(1,349)	(1,615)	(4,653)	(1,690)	(957)	—	3,967	169
Total net revenue (loss)(2)	(21,981)	(11,439)	(8,852)	(6,993)	(3,411)	(1,130)	2,647	(4,521)
Consolidated
Net interest income	$208,584	$157,850	$122,729	$94,933	$76,577	$72,375	$56,012	$47,280
Total noninterest income	248,095	266,135	239,798	235,411	209,031	199,631	175,262	148,704
Total net revenue	456,679	423,985	362,527	330,344	285,608	272,006	231,274	195,984
Adjusted net revenue(1)	443,418	419,256	356,091	321,727	279,876	277,190	237,215	216,044
Net loss	(40,006)	(74,209)	(95,835)	(110,357)	(111,012)	(30,047)	(165,314)	(177,564)
Adjusted EBITDA(1)	70,060	44,298	20,304	8,684	4,593	10,256	11,240	4,132
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. There are equal and offsetting expenses reflected within the Financial Services and Technology Platform segment directly attributable expenses. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated loss before income taxes. For the year ended December 31, 2021, all intercompany amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.